Exhibit 4.4

PROMISSORY NOTE

 Effective January 15, 2010
$2,000,000	Fayetteville, Arkansas

FOR VALUE RECEIVED, the undersigned, COLONIAL AUTO FINANCE, INC., an Arkansas corporation (“Maker”), promises to pay to the order of ENTERPRISE BANK AND TRUST, (Lender”) to BANK OF ARKANSAS, N.A., as Agent, at the Agent’s Office located at P.O. Box 1407, Fayetteville, Arkansas 72702 for the account of the applicable Lending Office of the Lender, in lawful money of the United States and in immediately available funds, the principal sum of TWO MILLION DOLLARS ($2,000,000) or, if less, the aggregate sum of advances made by Lender to Maker under the Amended and Restated Agented Revolving Credit Agreement  between Maker and Lender dated June 23, 2005 (as amended, the “Credit Agreement”), payable as follows:

a.	Principal. Principal shall be payable on April 30, 2011.

b.
Interest.  Interest shall be payable on the first day of each month, commencing the 1st day of February, 2010, and at maturity.  Interest shall accrue on the principal balance outstanding hereunder and on any past due interest hereunder at a rate at all times equal to the Adjusted Prime Rate or the Adjusted LIBOR Rate (as defined in the Credit Agreement), as elected by Maker in accordance with the terms of the Credit Agreement; provided that interest shall not at any time be less than four and twenty-five one hundredths percent (4.25%) per annum.

If any payment shall be due on a Saturday or Sunday or upon any other day on which state or national banks in the State of Arkansas are closed for business by virtue of a legal holiday for such banks, such payment shall be due and payable on the next succeeding banking day and interest shall accrue to such day.  All interest due hereon shall be computed on the actual number of days elapsed (365 or 366) based upon a three hundred sixty (360) day year.

All payments under this Note shall be made in legal tender of the United States of America or in other immediately available funds at Lender’s office described above, and no credit shall be given for any payment received by check, draft or other instrument or item until such time as the holder hereof shall have received credit therefor from the holder’s collecting agent or, in the event no collecting agent is used, from the bank or other financial institution upon which said check, draft or other instrument or item is drawn.

From time to time the maturity date of this Note may be extended or this Note may be renewed, in whole or in part, or a new note of different form may be substituted for this Note and/or the rate of interest may be changed, or changes may be made in consideration of loan extensions, and the holder, from time to time, may waive or surrender, either in whole or in part, any rights, guarantees, security interests or liens given for the benefit of the holder in connection herewith; but no such occurrences shall in any manner affect, limit, modify or otherwise impair any rights, guarantees or security of the holder not specifically waived, released or surrendered in writing, nor shall any maker, guarantor, endorser or any person who is or might be liable hereon, either primarily or contingently, be released from such liability by reason of the occurrence of any such event.  The holder hereof, from time to time, shall have the unlimited right to release any person who might be liable hereon; and such release shall not affect or discharge the liability of any other person who is or might be liable hereon.

If any payment required by this Note to be made is not made within five (5) business days when due, or if any other Event of Default occurs under the Credit Agreement,  the Agent may, at its option, pursuant to the Credit Agreement, declare this Note in default and all indebtedness due and owing hereunder immediately due and payable.  Interest from the date of the Event of Default on such principal balance and on any past due interest hereunder shall accrue at the rate of two percent (2%) per annum above the nondefault interest rate accruing hereunder.  The Maker and any endorsers, guarantors and sureties hereby severally waive protest, presentment, demand, and notice of protest and nonpayment in case this Note or any payment due hereunder is not paid when due; and they agree to any renewal, extension, acceleration, postponement of the time of payment, substitution, exchange or release of collateral and to the release of any party or person primarily or contingently liable without prejudice to the holder and without notice to the Maker or any  endorser, guarantor or surety.  Maker and any guarantor, endorser, surety or any other person who is or may become liable hereon will, on demand, pay all costs of collection, including reasonable attorney fees of the holder hereof in attempting to enforce payment of this Note and reasonable attorney fees for defending the validity of any document securing this Note as a valid first and prior lien.

Upon the occurrence of any default hereunder, Lender shall have the right, immediately and without further action by it, to set off against this Note all money owed by Lender in any capacity to the Maker or any guarantor, endorser or other person who is or might be liable for payment hereof, whether or not due, and also to set off against all other liabilities of Maker to Lender all money owed by Lender in any capacity to Maker; and Lender shall be deemed to have exercised such right of setoff and to have made a charge against such money immediately upon the occurrence of such default even though such charge is made or entered into the books of Lender subsequently thereto.

The holder of this Note may collect a late charge not to exceed an amount equal to five percent (5%) of the amount of any payment (not to exceed $100.00) which is not paid within ten (10) days from the due date thereof, for the purposes of covering the extra expenses involved in handling delinquent payments.  This late charge provision shall not be applicable in the event the holder hereof, at its option, elects to receive interest at the increased rate as provided hereunder in the event of default.

Lender and Maker intend that the extension of credit evidenced hereby shall conform strictly to the usury laws applicable to this transaction.  Notwithstanding any provision of this Note, or any other Loan Document, if at any time this transaction is construed or administered so as to be usurious under applicable law except for the applicability of this paragraph, Lender and Maker agree that the total of all consideration which constitutes interest under applicable law that is contracted for, charged, or received under this Note, or any of the Loan Documents shall under no circumstances exceed the amount permissible under such applicable usury laws, and any excess interest shall be cancelled without further action by Maker or Lender or, if theretofore paid by Maker, at the option of the holders of the Note, such excess shall be credited on the unpaid portion of the Note or refunded to Maker.  Determination of the rate of interest for the purpose of determining whether this extension of credit is usurious under applicable law shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the full stated term of the Note, all interest at any time contracted for, charged, or received from Maker prior to its stated maturity, whether as a result of voluntary prepayment, acceleration of maturity, or otherwise, and if the interest paid for the actual period of the existence of the extension of credit evidenced therein exceeds the maximum amount permissible pursuant to applicable law, the Lender shall refund the amount of such excess to Maker.

This Note is given for an actual loan of money for business purposes and not for personal, agricultural or residential purposes, and is executed and delivered in the State of Arkansas and shall be governed by and construed in accordance with the laws of the State of Arkansas.

This Note constitutes a modification and extension of the $6,000,000 Promissory Note effective dated December 15, 2008, payable by Maker to Lender.

COLONIAL AUTO FINANCE, INC.,
an Arkansas corporation

By  \s\  William H. Henderson
       William H. Henderson, President

STATE OF ARKANSAS                                                    )
) ss:        ACKNOWLEDGMENT
COUNTY OF BENTON                                                       )

On this day, before me, the undersigned, a Notary Public, within and for the County and State aforesaid, duly qualified, commissioned and acting, the within named WILLIAM H. HENDERSON, to me personally well known, and stated and acknowledged that he was duly authorized in that capacity to execute the foregoing instrument for and in the name and behalf of COLONIAL AUTO FINANCE, INC.,  an Arkansas corporation, and further stated and acknowledged that he had so signed, executed and delivered said foregoing instrument for the consideration and purposes therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 1st day of February, 2010.

\s\  Joyce Guest
Notary Public
My commission expires:

10/22/2010
(S E A L)